Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InterAmerican Acquisition Group, Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 4 to the Registration Statement on Form S-4 of our report dated March 31, 2009, except for Notes 10 and 12 as to which the date is July 17, 2009, on the financial statements of InterAmerican Acquisition Group, Inc. as of December 31, 2008 and 2007 and for the years then ended and the cumulative period from May 10, 2005 (inception) to December 31, 2008, which appears in such Prospectus.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ McGLADREY & PULLEN, LLP

McGLADREY & PULLEN, LLP
New York, New York

July 24, 2009